UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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       Definitive Proxy Statement

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       Soliciting Material Pursuant to § 240.14a-12

HESS CORPORATION

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HESS CORPORATION

FOR IMMEDIATE RELEASE

HESS SENDS LETTER TO SHAREHOLDERS

URGES SHAREHOLDERS TO PROTECT VALUE OF THEIR INVESTMENT

BY REJECTING ELLIOTT’S SLATE INCENTIVIZED TO BREAK UP THE COMPANY

RECOMMENDS VOTING THE WHITE PROXY CARD FOR THE ELECTION OF

HESS’ HIGHLY QUALIFIED NOMINEES

NEW YORK — March 26, 2013 — Hess Corporation (NYSE: HES) (“Hess” or “the Company”) today sent a letter to all shareholders, which accompanied its definitive proxy materials filed in connection with its 2013 Annual Meeting of Shareholders, to be held on May 16, 2013.

The Board recommends that shareholders vote for the election of its highly qualified independent nominees of Hess on the WHITE proxy card.

Included below is the full text of the letter to Hess shareholders:

Dear Fellow Shareholder:

YOUR VOTE IS IMPORTANT
VOTE THE WHITE PROXY CARD TODAY

Your vote at the May 16, 2013 Hess Annual Meeting is critical to the future of your investment.

Your Board of Directors and management are committed to creating lasting value for all Hess shareholders.  Over the past several years, we have undertaken a series of initiatives to streamline our portfolio and transform Hess into a more focused, pure play exploration and production (“E&P”) company.  Your vote on the WHITE PROXY CARD will help ensure that Hess has a Board of Directors focused on keeping our positive momentum going and creating lasting value for all Hess shareholders. We urge you to vote the WHITE PROXY CARD today.

Despite the strong endorsement our plan has received from independent Wall Street analysts and our shareholders alike, Elliott Management – an activist hedge fund run by Paul Singer that only recently began accumulating Hess stock – is asking you to elect a slate of dissident directors who have already compromised their independence by agreeing to be paid directly by Elliott to support the hedge fund’s short term agenda.  Under this highly unusual scheme, Elliott would control its directors by potentially paying them millions in cash to effectively dismantle Hess and all but foreclose the prospect of future value creation.

By supporting the Hess director nominees and signing and dating the WHITE PROXY CARD, you can ensure that you have independent directors on the Board committed to looking out for the interests of all Hess shareholders, not just a single shareholder with a flawed agenda.

VOTE THE WHITE PROXY CARD TODAY

Please use the enclosed WHITE PROXY CARD to vote today to protect your investment.  You may vote by telephone, by Internet, or by signing, dating and returning the enclosed WHITE PROXY CARD in the postage‐paid envelope provided.

HESS HAS THE RIGHT PLAN TO DELIVER SHAREHOLDER VALUE

Hess is currently undergoing a multi-year transformation into a pure play E&P company.  As part of this transformation, we recently announced additional value enhancing initiatives that will further streamline the company and leave Hess with a portfolio of higher growth, lower risk, oil linked E&P assets.  This management and Board-driven plan has enjoyed almost universal support from Wall Street analysts:

We view the company's proactive stance and exceptional clarity with its investor base as a major blow to activist claims…The accelerated plan covers essentially all facets for unlocking value for shareholders.

— Eliot Javanmardi, Capital One, March 6, 2013

Hess Corporation’s much anticipated response to Elliott Management deals what we believe will provide a knockout counter-proposal and provides the line of sight on the next leg of the recovery.

— Doug Leggate, Bank of America Merrill Lynch, March 5, 2013

We expect the HES transformational plan to be viewed more favourably by shareholders than the suggestions made by Elliott in late January.

            — William Featherston, UBS, March 4, 2013

Rather than acknowledge the market’s overwhelming endorsement of Hess’ transformation strategy, Singer has chosen instead to push his value destructive ideas through backward-looking presentations that ignore Hess’ continuing progress.  Rather than meet with Hess management to gain a better understanding of our strategy to create lasting value for shareholders, Singer has launched an aggressive campaign against Hess and is presenting highly misleading information to the market in an effort to gain support for a flawed agenda that would effectively dismantle the Company.  He seems unwilling or unable to accept the fact that Wall Street analysts have already overwhelmingly rejected his value-destructive “recommendations”.

We tend to agree with management’s assertion that a breakup into two E&P companies, one domestic and one international, would not be the best way to create shareholder value.

— Fadel Gheit, Oppenheimer, March 5, 2013

We believe the recovery set in place by management well before Elliott entered the fray is compelling. To derail the process at this juncture would be counter-productive.

— Doug Leggate, Bank of America Merrill Lynch, March 5, 2013

But Singer has not stopped there.  He has gone a step further, and is attempting to install his own dissident slate of directors on the Hess Board who would promote his short term agenda, and incentivized them to liquidate Hess as quickly as possible.  We find the prospect of Paul Singer, a shareholder, potentially paying directors millions of dollars in contingency fees for pre-determined outcomes to be highly troublesome from a governance perspective, and have concerns about the Singer directors’ ability to act as fiduciaries on behalf of all Hess shareholders.

We urge you to reject Singer’s short-term ideas by discarding any proxy materials sent you by Elliott Management or its representatives.  Do not return Elliott’s proxy card, even as a protest vote, as only your latest dated proxy card will be counted at the Annual Meeting.

HESS’ INCUMBENT DIRECTORS AND HIGHLY QUALIFIED INDEPENDENT NOMINEES WILL DELIVER INCREASED VALUE TO ALL HESS SHAREHOLDERS

Our eight incumbent directors have worked diligently to build Hess’ world class asset base and have positioned the Company to achieve substantial long term growth by transforming Hess into a pure play E&P company.  In addition to these distinguished directors, we have nominated five outstanding new independent candidates and appointed an additional independent director, who we believe represent the right mix of corporate leadership, operational and financial expertise, and top level E&P experience for the Hess we are becoming.

The new Hess Directors are:

  John Krenicki Jr.

Former Vice Chairman of GE; President and Chief Executive Officer of GE Energy

Mr. Krenicki recently joined private equity firm Clayton, Dubilier & Rice in 2013 after 29 years in senior leadership roles at GE, including as Vice Chairman.  While leader of GE Energy, the unit doubled in size and profitability and became GE's largest business – with revenue increasing from $22 billion in 2005 to over $50 billion in 2012.  His responsibilities included oversight of GE’s Oil & Gas, Power & Water, and Energy management businesses, which employ more than 100,000 people in over 165 countries.  Mr. Krenicki is one of America's top corporate executives with a strong track record of success, experience, and leadership in operations, oil and gas, and energy.  His experience leading large scale initiatives and operations across a global energy portfolio will add important perspective to the Hess Board as the Company completes its transformation to a pure play E&P company.

  Dr. Kevin Meyers

Former Senior Vice President of E&P for the Americas, ConocoPhillips

Dr. Meyers ran Exploration and Production in the Americas for ConocoPhillips, where he oversaw 6,000 employees and a $6 billion annual capital program, and was responsible for reorganizing and driving business value in the Americas E&P portfolio.  Dr. Meyers drove the reconfiguration of the company’s upstream portfolio in North America, divesting $6 billion of low growth, low margin assets and focusing capital into emerging shale plays. He spearheaded the company's development of the Eagle Ford, moving it from exploration to a twelve-rig development program in under a year, and increased investment in both the Permian Basin and the Bakken.  Dr. Meyers has over 30 years of experience in exploration and production, both domestic and international.  Based on this experience, Dr. Meyers will bring to the Hess Board decades of managing cost-efficient E&P operations in geographies directly relevant to Hess’ focused E&P portfolio.

  Fredric Reynolds

Former Executive Vice President and Chief Financial Officer, CBS Corporation

Mr. Reynolds was Executive Vice President and Chief Financial Officer of CBS Corporation and its predecessors from January 1994 until his retirement in August 2009.  While at CBS, Mr. Reynolds managed the company's transformation, beginning with the acquisition by Westinghouse of CBS in 1995, followed by the Viacom-CBS merger of 2000 and the subsequent spin-out of MTV Networks, since renamed Viacom.  During his tenure as CFO of CBS, shareholders experienced substantial share appreciation and return of capital.  Mr. Reynolds is also the lead independent director at AOL Inc.  Mr. Reynolds will bring to the Hess Board his substantial experience as a CFO with a successful track record of financial oversight, leading a successful transformation, returning capital, and delivering long term returns.

  William Schrader

Former Chief Operating Officer, TNK-BP Russia

Mr. Schrader was a senior leader of many of BP's most important E&P businesses, including serving as President of BP Azerbaijan – one of BP’s most valued assets – and most recently served as COO of TNK-BP, which comprised 27% of BP’s reserves and 29% of BP’s production.  During his tenure as President of BP Azerbaijan, production increased from 240,000 barrels per day to over 950,000 barrels per day while operating costs were reduced from $7/barrel to $4/barrel.  He also was responsible for all of BP’s E&P business in Indonesia including the Tangguh LNG business.  Mr. Schrader is an outstanding E&P executive responsible for transforming BP’s best and most valued E&P assets, and will bring to the Board his experience as a disciplined E&P operator with expertise in production sharing structures, government relations, and delivering returns.

  Dr. Mark Williams

Former Executive Committee Member, Royal Dutch Shell

Dr. Williams worked for over 33 years at Shell, including more than 21 years in Shell’s E&P and midstream businesses in the US, serving most recently as a member of the Executive Committee of Royal Dutch Shell, where he was one of the top three operating executives responsible for all strategic, capital, and operational matters.  Most recently, as Downstream Director, Dr. Williams oversaw $400 billion in revenues and approximately 55,000 people, restructuring Shell’s Downstream following the 2008 financial crisis and tripling earnings to $5.3 billion, redirecting a $6 billion annual investment into the higher growth markets of China and Brazil, and strengthening Shell’s position in key hubs in the U.S. Gulf Coast and Singapore.  His experience in E&P and as part of an executive group with ultimate strategic responsibilities for the overall direction of one of the world’s largest oil & gas companies will add invaluable insight to Hess’ Board.

  James H. Quigley (2014)

Former Chief Executive Officer, Deloitte

Mr. Quigley led Deloitte, one of the world's largest accounting and consulting firms.  During his 38 years at Deloitte, he was a trusted consultant on strategic leadership and operating matters to senior management teams of multinational companies across industries.  As CEO, he was responsible for the consulting, tax, audit, and financial advisory practices of Deloitte, and as an advisor and consultant, helped guide major strategic initiatives at many companies.  In 2012, Mr. Quigley was named Trustee of the International Financial Reporting Standards (IFRS) Foundation, the oversight body of the International Accounting Standards Board (IASB).  He will bring to the Hess Board significant global leadership experience and knowledge of financial, tax and regulatory matters that are relevant to Hess operations.

We do not think there’s a better team anywhere for what we are trying to achieve.  The addition of these six new directors to the Hess Board will provide additional perspective, experience and guidance to management that will benefit all Hess shareholders and complement the strengths of our existing Board.  With these changes, 13 of the 14 Board members will be independent and, importantly, none are tethered to Elliott’s unusual compensation scheme or flawed agenda. Each and every one of our directors will act in accordance with their fiduciary duty and seek to optimize shareholder value for all Hess holders.

Independent analysts agree that Hess’ new independent directors are unequivocally the right choice to continue to execute our transformation.

All-Star Board. HES will add six new independent directors, all former business executives, each with decades of distinguished careers, including three with extensive oil industry experience. The new board should help guide HES with executing its transformation strategy into a pure E&P play.

— Fadel Gheit, Oppenheimer, March 5, 2013

HES has nominated six new members to join its board of directors. Four of these members possess extensive energy experience and three of them have direct experience in oil and gas production.

— Roger Read, Wells Fargo, March 4, 2013

Hess has put forward an equally attractive slate of candidates that in our view will address any and all concerns raised over the independence of the board.

— Doug Leggate, Bank of America Merrill Lynch, March 5, 2013

SINGER’S CLAIMS REGARDING HESS NOMINEES ARE NONSENSICAL
AND DEMONSTRATE FUNDAMENTAL IGNORANCE ABOUT E&P

Among the many misleading claims Singer has made about Hess, one of the more curious is the assertion that Hess’ nominees lack conventional E&P and restructuring experience. This is not only patently untrue (and easily refuted), but misses the point that Hess’ new directors have considerable experience in broad corporate matters such as restructurings, divestitures, and corporate transformations, as well as specific energy experience in E&P, midstream monetization, international exploration, and shale operations.  For example:

  Conventional E&P:  William Schrader achieved record production as COO of TNK-BP while operating costs were reduced to $4/barrel from $7/barrel.  Dr. Mark Williams spent 21 years in US upstream and midstream operations at Royal Dutch Shell, including responsibility for US Western E&P operations, Gulf of Mexico engineering, and Shell’s US pipeline network.  Dr. Kevin Meyers was responsible for reorganizing and driving business value in the Americas E&P portfolio, and has deep domestic and international conventional E&P experience.

  Restructurings: All of Hess’ six new directors have experience executing or advising on major corporate restructurings. For example, Fred Reynolds helped transform Westinghouse Electric Corporation into a media company, culminating in the merger of CBS and Viacom in 2000. John Krenicki doubled the size and profitability of GE Energy.  Dr. Mark Williams transformed the US oil & gas downstream by leading the creation of Shell/Texaco/Saudi Aramco alliance in the late 1990s, and later restructuring and globalizing Shell’s worldwide Downstream following the 2008 financial crisis.

Singer goes further in this regard to allege that “none [of Hess’ nominees] have experience in developing unconventional resources” (Elliott, March 6, 2013). This claim is even more disturbing in that it belies Singer’s fundamental ignorance with respect to E&P, and the energy sector more broadly.  Even the most casual observer would recognize that Hess nominees have deep and directly relevant shale experience.  In his time at ConocoPhillips, for example, Hess nominee Dr. Kevin Meyers:

  Drove the reconfiguration of ConocoPhillips’ upstream portfolio in North America, divesting $6 billion of low growth, low margin assets and refocusing capital into emerging shale plays;
  Oversaw a substantial share buyback and dividend increase as a result of these divestitures;
  Spearheaded the company’s development of the Eagle Ford, moving the project from exploration to a twelve rig development in less than a year; and
  Increased investment in both the Bakken and the Permian Basin, doubling the company’s capital expenditures.

Mr. Singer has stated that the best indication of what someone will do is to look at what they have done.  As we approach our annual meeting, we would ask that you look at what Mr. Singer has done: launched a proxy fight without holding any conversations with the company; put forth a fundamentally flawed plan for Hess; and, nominated director candidates tethered to his flawed plan by a highly unusual compensation scheme leaving them beholden to him.  Is this the kind of accountability that will deliver value for all Hess shareholders?

YOUR VOTE IS IMPORTANT - NO MATTER HOW MANY SHARES YOU OWN - MAKE YOUR VOICE HEARD

PLEASE VOTE THE WHITE PROXY CARD TODAY

We are seeking your vote FOR  the five highly qualified and experienced Hess director nominees:  John Krenicki Jr., Dr. Kevin Meyers, Fredric Reynolds, William Schrader, Dr. Mark Williams.  These nominees are committed to acting in your best interest and have the right mix of corporate leadership, operational and financial expertise, and top level E&P experience for the Hess we are becoming.  Your vote is critical to ensure Hess can continue on its strategic transformation into a pure play E&P company to create near term value and drive returns over the long term for all shareholders.

Whether or not you plan to attend the Annual Meeting, you have the opportunity to protect your investment by promptly voting the WHITE PROXY CARD.  We urge you to vote today by telephone, by Internet, or by signing, dating and returning the enclosed WHITE PROXY CARD in the postage-paid envelope provided.

On behalf of the Board of Directors, we thank you for your continued support, and we look forward to continuing to deliver outstanding value to you in the future.

Sincerely,

John Hess

Chairman and CEO

Cautionary Statements

This document contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

This document contains quotes and excerpts from certain previously published material. Consent of the author and publication has not been obtained to use the material as proxy soliciting material.

Important Additional Information

Hess Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Hess shareholders in connection with the matters to be considered at Hess’s 2013 Annual Meeting. Hess has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission in connection with the 2013 Annual Meeting. HESS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Hess with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Hess’s website at www.hess.com, by writing to Hess Corporation at 1185 Avenue of the Americas, New York, NY 10036, by calling Hess’s proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or by email at hess@mackenziepartners.com.

SOURCE:  Hess Corporation

Investor Contact:

Jay Wilson, (212) 536-8940

Or

Dan Burch/Bob Marese

MacKenzie Partners, Inc.

(212) 929-5500

Media Contacts:

Jon Pepper, (212) 536-8550

Or

Michael Henson/Patrick Scanlan

Sard Verbinnen & Co

(212) 687-8080